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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
_______________________________________________________________________________
1.  Name and Address of Reporting Person*

     COMMERCE INVESTMENT GROUP, LLC
-------------------------------------------------------------------------------
    (Last)                     (First)                         (Middle)

     5840 EAST SLAUSON AVENUE
------------------------------------------------------------------------------
                                    (Street)

     COMMERCE                 CA                                 90040
-------------------------------------------------------------------------------
     (City)                   (State)                              (Zip)

_______________________________________________________________________________
2.  Date of Event Requiring Statement (Month/Day/Year)

     08/11/2000 and 10/30/2000
_______________________________________________________________________________
3.  IRS Identification Number of Reporting Person, if an Entity (Voluntary)

_______________________________________________________________________________
4.  Issuer Name and Ticker or Trading Symbol

     INNOVO GROUP INC. (INNO)
_______________________________________________________________________________
5.  Relationship of Reporting Person to Issuer (Check all applicable)

     [ ] Director                       [X] 10% Owner
     [ ] Officer (give title below)     [ ] Other (specify below)
_______________________________________________________________________________
6.  If Amendment, Date of Original (Month/Day/Year)


_______________________________________________________________________________
7.  Individual or Joint/Group Filing (Check Applicable Line)

     [ ] Form Filed by One Reporting Person
     [X] Form Filed by More than one Reporting Person
_______________________________________________________________________________

           TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------
                          2.                3.
                          Amount of         Ownership
                          Securities        Form:            4.
1.                        Beneficially      Direct (D) or    Nature of Indirect
Title of Security         Owned             Indirect (I)     Beneficial Ownership
(Instr. 4)                (Instr. 4)        (Instr. 5)       (Instr. 5)
-----------------------------------------------------------------------------------------------
COMMON STOCK              1,863,637(1)      D
-----------------------------------------------------------------------------------------------
COMMON STOCK              500,000(2)        D
-----------------------------------------------------------------------------------------------
COMMON STOCK              250,000(3)        D
-----------------------------------------------------------------------------------------------
COMMON STOCK              250,000(4)        D
-----------------------------------------------------------------------------------------------

*The reporting person is a member of a Section 13(d) group that owns more than 10% of the issuer's outstanding common stock.

                                                                 SEC 1472 (3-99)

--------------------------------------------------------------------------------
        TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS,
                CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
--------------------------------------------------------------------------------

                  2.                   3.
                  Date                 Title and Amount
                  Exercisable and      of Securities Underlying                       5.
                  Expiration Date      Derivative Security             4.             Ownership Form
1.                (month/day/year)     (Instr. 4)                      Conversion     of Derivative
Title of          ----------------     --------------------------      or Exercise    Securities          6.
Derivative        Date     Expira-                      Amount or      Price of       Direct (D) or       Nature of Indirect
Security          Exer-    tion                         Number of      Derivative     Indirect (I)        Beneficial Ownership
(Instr. 4)        cisable  Date        Title            Shares         Security       (Instr. 5)          (Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------
WARRANT           10/30/00 10/29/03    COMMON STOCK     3,000,000(1)   $1.00          D
-----------------------------------------------------------------------------------------------------------------------------------
WARRANT           10/30/00 10/29/03    COMMON STOCK     300,000(1)     $2.10          D
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

(1) These securities are owned solely by Commerce Investment Group, LLC, which is a member of a "group" for purposes of Section 13(d) of the Exchange Act.

(2) These securities are owned solely by SHD Investments, LLC, which is a member of a "group" for purposes of Section 13(d) of the Exchange Act.

(3) These securities are owned solely by the Griffin James Aron Guez Irrevocable Trust, which is a member of a "group" for purposes of Section 13(d) of the Exchange Act.

(4) These securities are owned solely by the Stephan Avner Feliz Guez Irrevocable Trust, which is a member of a "group" for purposes of Section 13(d) of the Exchange Act.


             Commerce Investment Group,LLC

             By:   /S/ HUBERT GUEZ                         NOVEMBER 30, 2000
                 ----------------------------------       ---------------------
                 Hubert Guez, Manager                             Date
                **Signature of Reporting Person

     * If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).

     ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, one of which must be manually signed.
          If space provided is insufficient, see Instruction 6 for procedure.

     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number


                                                                 SEC 1473 (3-99)

                             JOINT FILER INFORMATION



Names:              Stephan Avner Feliz Guez Irrevocable Trust
                    Griffin James Aron Guez Irrevocable Trust
                    SHD Investments LLC
                    Hubert Guez

Address:            5804 East Slauson Ave.
                    Commerce, CA 90040

Designated Filer:   Commerce Investment Group LLC

Issuer & Ticker
Symbol:             Innovo Group Inc. (INNO)

Date of Event
Requiring
Statement:          August 11, 2000


Signatures:                  SHD Investments LLC

                             By: /S/ PAUL GUEZ                NOVEMBER 30, 2000
                                -------------------------     -----------------
                                Paul Guez, Manager                  Date


                             Griffin James Aron Guez
                             Irrevocable Trust

                             By: /S/ MARGUERITE GUEZ          NOVEMBER 30, 2000
                                -------------------------     -----------------
                                Marguerite Guez, Trustee            Date


                             Stephan Avner Feliz Guez
                             Irrevocable Trust

                             By: /S/ MARGUERITE GUEZ          NOVEMBER 30, 2000
                                -------------------------     -----------------
                                Marguerite Guez, Trustee            Date